May 19, 2009

Canwest Media Inc.
31st Floor
CanWest Global Place
201 Portage Avenue
Winnipeg, MB  R3B 3L7

Attention: General Counsel

Dear Sirs:

Re:	Canwest Media Inc. (the “Issuer”)

Reference is made to an extension agreement dated as of April 14, 2009 (the “Original Extension Agreement”) between the Issuer, the guarantors party to the Indenture (as hereinafter defined) as of the date hereof and listed on the signature pages hereto (the “Guarantors”), and the holders, or parties with discretionary authority to manage the funds of the holders, of certain of the 8% senior subordinated notes due 2012 (collectively, the “Notes”) issued pursuant to the indenture dated as of November 18, 2004 (as amended, modified, restated or supplemented from time to time, the “Indenture”) that are listed on the signature pages hereto (such holders, or parties with discretionary authority to manage the funds of the holders, being collectively, the “Noteholders”).  All capitalized terms used herein but not defined shall have the meanings ascribed thereto in the Original Extension Agreement.

The Original Extension Agreement was amended by an extension letter dated April 22, 2009 (the “Extension Agreement No. 2”) and an extension letter dated May 5, 2009 (the “Extension Agreement No. 3”; the Original Extension Agreement, as amended by Extension Agreement No. 2 and Extension Agreement No. 3, are collectively the “Extension Agreement”).  Pursuant to Extension Agreement No. 3, the Noteholders agreed not to demand payment of their Notes for a period ending on May 19, 2009 (which date coincided with the expiry date of the Issuer’s waiver agreement dated May 5, 2009 with the Senior Lenders), notwithstanding the Issuer’s Interest Payment Default.

Certain members of the Noteholders’ Committee, as purchasers (collectively, the “Purchasers”), together with the Issuer and Canwest Television Limited Partnership, as issuers (collectively, the “Note Issuers”), will enter into a note purchase agreement (the “Note Purchase Agreement”) contemporaneously with the entering into of this letter agreement.  Pursuant to the terms of the Note Purchase Agreement, the Note Issuers will issue an aggregate $105,000,000 of notes to the Purchasers for net proceeds of $100,000,000.  The notes will bear interest at 12% per annum, payable monthly, and have a maturity date of six months after issuance.

The Issuer has requested that the Noteholders further extend the period which they would not demand payment of their Notes, and the Noteholders have agreed not to exercise their rights and remedies available under the Indenture, notwithstanding the occurrence of the Interest Payment Default which is continuing, until the date and upon the terms and conditions set forth herein (it being understood by the Parties hereto that the terms of the Extension Agreement shall continue to be in full force and effect except as modified by the terms of this letter agreement).

1. The Original Extension Agreement is hereby amended as follows:

(a)	Recital C is hereby deleted and replaced with “[Intentionally deleted.]”.

(b)	The definition of “Extension Effective Date” in the Original Extension Agreement is hereby deleted in its entirety and replaced with the following:

““Extension Effective Date” means the date upon which executed copies of counterparts of this letter agreement have been delivered to Goodmans by the Issuer, the Guarantors and the Noteholders.”

(c)	Section 2(k) is hereby deleted and replaced with “[Intentionally deleted.]”.

(d)	Section 2(m) is hereby deleted and replaced with “[Intentionally deleted.]”.

(e)	The date of “May 19, 2009” referred to in the definition of “Extension Period” and in Sections 3 and 10(e) of the Original Extension Agreement is hereby deleted and replaced with “June 15, 2009”.

(f)	The words “except for the Senior Facility Covenant Breaches,” at the beginning of Section 5(a)(ii) are hereby deleted.

(g)	Section 5(a)(ii)(1) is hereby deleted and replaced with “[Intentionally deleted.]”.

(h)	Section 8(b) is hereby deleted and replaced with “[Intentionally deleted.]”.

(i)	Section 10(e) is hereby deleted and replaced with “[Intentionally deleted.]”.

(j)	Section 10(f) is hereby amended to remove the words “or the Senior Credit Agreement”.

(k)	Section 10(g)(ii) is hereby deleted and replaced with “[Intentionally deleted.]”.

(l)	The words “the Senior Credit Agreement” in Section 10(g)(vi) are hereby deleted and replaced with “the Note Purchase Agreement, the CIT Credit Agreement (as defined in the Note Purchase Agreement)”.

(m)	The word “or” at the end of Section 10(k) is hereby deleted and the period at the end of Section 10(l) is hereby replaced with a semi-colon.

(n)	The following is hereby added as new Sections 10(m) and (n):

“(m)	if funding in accordance with the terms of the Note Purchase Agreement does not occur on or before May 21, 2009; or

(n)	an event of default occurs and is continuing under the Note Purchase Agreement.”

(o)
The words “Sections 10(d), (e), (f), (g), or (h)” in clause (ii) of the full paragraph at the end of Section 10 are hereby deleted and replaced with the following: “Sections 10(d), (e), (f), (g), (h) or (n)”.

(p)	The words “Sections 10(i), (j) or (k)” in clause (iii) of the full paragraph at the end of Section 10 are hereby deleted and replaced with the following: “Sections 10(i), (j), (k) or (m)”.

2.	Extension Agreement No. 2 is hereby amended as follows:

(a)	Section 3 is hereby deleted and replaced with “[Intentionally deleted.]”.

(b)	Section 4 is hereby deleted and replaced with “[Intentionally deleted.]”.

3.	Extension Agreement No. 3 is hereby amended to replace the word “Houlihan” in Section 3 with the words “Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan”)”.

4.
A Statement of Projected Cash Flows for the period from May 19, 2009 to June 15, 2009 (the “Cash Flows”) prepared by the Issuer has been delivered to Goodmans in connection with this letter agreement.  The Issuer covenants and agrees to adhere in all material respects to the Cash Flows in the operation of its business during the Extension Period, assuming that the assumptions underlying the Cash Flows do not materially change during the Extension Period.

5.	The Issuer shall pay by the end of the business day on May 21, 2009 all invoiced fees and expenses of Houlihan and Goodmans (if any) that remain outstanding.

6.
The Issuer and each Guarantor hereby represents and warrants, severally and not jointly, that the representations and warranties set forth in Section 5 of the Original Extension Agreement continue to be true and correct in all respects as of the date hereof.

7.	The Issuer and the Guarantors hereby ratify and reaffirm all of their payment and performance obligations and obligations to indemnify, contingent or otherwise, under the Indenture and the Guarantees.

8.
Except as expressly modified by the terms of this letter agreement, the terms of the Extension Agreement shall continue to apply in full force and effect, unamended.  This letter agreement may not be modified or amended except by a written instrument signed by the Issuer, the Guarantors and each of the members of the Noteholders’ Committee at the time of the execution of such written instrument.

9.
This letter agreement may be signed in counterparts, each of which, when taken together, shall be deemed an original. Execution of this letter agreement is effective if a signature is delivered by facsimile transmission or electronic (e.g., pdf) transmission.

10.	This letter agreement shall be binding upon and enure to the benefit of the Parties hereto and each of their respective successors and assigns.

11.
If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this letter agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the terms of this letter agreement remain as originally contemplated to the fullest extent possible.

12.
THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  EACH PARTY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE PROVINCE OF ONTARIO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.

13.
The Issuer and the Guarantors acknowledge and agree that any waiver or consent that the Noteholders may make on or after the date hereof has been made by the Noteholders in reliance upon, and in consideration for, the covenants, agreements, representations and warranties of the Issuer and the Guarantors hereunder.

The above terms are subject to the condition precedent that a fully signed copy of this letter agreement signed by the Issuer and the Guarantors shall be provided to Goodmans on behalf of the Noteholders prior to 11 a.m. on May 20, 2009, failing which an immediate Event of Default shall occur without any further action on the part of the Noteholders or the Trustee.

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  Letter Agreement